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                                STATE OF NORTH DAKOTA

                              PUBLIC SERVICE COMMISSION


                                                          DOCKET           NO.
_________________
IN THE MATTER OF A REQUEST BY
NORTHERN STATES POWER COMPANY                             PETITION FOR APPROVAL
FOR APPROVAL OF A TRANSFER OF
ARIZONA GAS UTILITY ASSETS TO A
NEWLY INCORPORATED SUBSIDIARY



I.   INTRODUCTION AND SUMMARY

     Pursuant to N.D. Cent. Code Section 49-04-05 and related Rules, Northern States Power Company ("NSP" or the "Company") requests approval from the North Dakota Public Service Commission ("NDPSC" or "Commission") of the transfer of gas utility assets and related liabilities that previously were owned by Black Mountain Gas Company of Arizona to a newly-formed subsidiary of NSP, which will be named Black Mountain Gas Company ("New BMG"). NSP proposes that New BMG become an operating subsidiary of NSP on May 1, 1999. NSP believes approval of the transfer is necessary because NSP has North Dakota public utility operations.

     On December 29, 1997, NSP and Black Mountain Gas Company, an Arizona corporation ("Old BMG") entered into a Merger Agreement. The structure of the transaction was for Old BMG to be merged directly into NSP with NSP as the survivor and Old BMG ceasing to exist. At the time of executing the Merger Agreement, NSP believed that such a structure was appropriate and required to effectuate the acquisition of Old BMG under the Federal Public Utility Holding Company Act (PUHCA). All regulatory filings associated with the merger


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and the proxy materials presented to the BMG shareholder for approval of the merger were premised on this structure. This Commission approved the merger of Old BMG into NSP by Order, dated June 3, 1998, in Docket No.
PU-400-98-118.  The merger was completed in July 1998.

     In hindsight, NSP realizes that the corporate structure chosen was not necessarily the best structure. For the reasons explained below, NSP believes the Old BMG operations should be conducted through a wholly-owned subsidiary and not as part of the direct operations of NSP. For this reason, NSP is requesting that the Commission issue an Order approving NSP's transfer of the gas utility assets associated with the former operations of Old BMG to a newly-formed subsidiary, New BMG. This transfer will benefit NSP, its customers in North Dakota and the customers of New BMG in Arizona.

     NSP's North Dakota utility operations ("NSP-ND") will not be adversely affected by this transfer. NSP-ND respectfully requests prompt review of this Petition and seeks approval by mid-April, 1999.

II.  THE LEGAL STANDARDS FOR REVIEW

     N.D. Cent. Code Section 49-04-05 governs the Commission's review of this Petition. It provides, in relevant part that a "public utility may not dispose of, encumber, merge, or consolidate its franchise, works, or system necessary or useful in the performance of its duties to the public, without prior Commission approval."

     The North Dakota Supreme Court has held that approval of a transaction governed by this statute is mandatory. FARGO FREIGHT TRUCKING CO. V. NORTH DAKOTA PUBLIC SERVICE COMMISSION, 129 N.W.2d 368 (1964).


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     In prior cases, the commission established that the standard for approval does not require an affirmative finding of public benefit, just a finding that the transaction is compatible with the public interest. IN RE MINOT TELEPHONE CO., Docket No. PU-156-94-11, 1994 WL 135200 at *2 (March 23,
1994). In the MINOT Docket, the Commission found a transfer to be in the public interest in the absence of evidence that "the transfer will be injurious to the rights of the public or adversely affect other utilities." ID.

     The statute is not clear whether Commission approval is required to dispose of utility assets or operations outside North Dakota. If so, in this Petition NSP will demonstrate that the transfer fully complies with the requirements of N.D. Cent. Code Section 49-04-05 and the test applied in the Minot Docket. The Parties are undertaking this transfer to create a corporate structure that will be better for NSP and its natural gas customers. The Parties have structured the transactions so that NSP-ND's utility operations or customers will not be adversely effected.

III. THE  PARTIES

     NSP is an investor-owned gas and electric utility incorporated in the state of Minnesota. Its historic service area includes parts of Minnesota, Wisconsin, Michigan, North Dakota and South Dakota. NSP (Minnesota) currently provides natural gas utility service to approximately 400,000 customers in Minnesota, North Dakota and South Dakota.(1) NSP also provides electric utility service to about 1.3 million customers in these same States. NSP (Wisconsin), a wholly-owned subsidiary of NSP, provides gas and electric service in Wisconsin and Michigan.


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  (1) NSP recently established a retail operation in South Dakota, and is presently serving less than 10 retail transportation-only customers pursuant to tariff on file with the South Dakota PUC. SEE Docket NG97-21, final action pending.


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     New BMG will be a newly-formed subsidiary of NSP, and a corporation incorporated in the state of Minnesota. It will be the recipient of the transfer of NSP's gas utility assets and associated liabilities in Maricopa County, Arizona, and will be engaged in business as a local gas distribution company there. New BMG's assets, liabilities and operations are intended to be virtually identical to the assets, liabilities and operations of Old BMG had it continued in existence as a subsidiary of NSP and had not been merged into NSP. New BMG's Cave Creek division will serve about 5,000 natural gas customers in areas in and around Phoenix and Scottsdale. Its Page Division will serve about 1,300 customers in the City of Page through underground distribution of propane vapor. New BMG will also provide propane service to an area in Coconino County, Arizona, through a subsidiary, Lake Powell Propane.

IV.  REASONS  FOR THE APPROVAL OF ASSET TRANSFER

     By an Agreement dated December 29, 1997, NSP and Old BMG agreed to merge into a single company, with NSP as the survivor. The Agreement contemplated a "pooling of interests" merger. As explained previously, NSP now has realized that it would be more appropriate to have the Old BMG operations conducted through a subsidiary on a long term basis. The purpose of this application is to seek the requisite authority, if necessary under Section 49-04-05, to cause the NSP operations of Old BMG to be transferred to such subsidiary.

     There are several concerns with the current structure under which the Old BMG operations are conducted directly by NSP. First, NSP becomes fully subject to regulation as a public utility by the Arizona Corporation Commission (the "Arizona Commission"), which will result in unnecessary expense to NSP. It also will impose an unnecessary level of complexity to the Arizona Commission in regulating the Old BMG operations and will require NSP to present


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various issues to the Arizona Commission that are irrelevant to Arizona gas ratepayers. For example, NSP would appear to need Arizona Commission approval to issue securities even if the proceeds of the securities are to finance improvements to NSP's electric operations in North Dakota or Minnesota. SEE ACC Rule R14-2-805 (1992).

     In addition, the Old BMG operations make up only 1.4% of total NSP natural gas customers, .03% of total NSP gas investment, and 1.4% of total NSP retail gas revenues. In rate cases for Old BMG's operations in Arizona, NSP would need to segregate the Old BMG assets and financial results from its total NSP Company financial statements. In such rate cases, NSP would also need to create a stand-alone, imputed capital structure for Old BMG in order to determine, among other things, an appropriate return on equity.

     The creation of a subsidiary also will enhance accurate allocation of costs to New BMG. At the present time, NSP is segregating all operating and employee costs of Old BMG's operations from NSP's other gas utility operations and allocating certain NSP corporate costs to the Arizona jurisdiction. Yet, accounting and allocating these various segregated and common expenses is a difficult task, which complicates accounting for the costs of the North Dakota and Minnesota jurisdiction gas operations. By creating a subsidiary, all direct day-to-day operating expenses of New BMG obviously would be reported in the stand-alone financial statements of New BMG. Any services provided by NSP to New BMG would be charged-back pursuant to an Administrative Services Agreement between NSP and New BMG that would apply fully allocated costing principles to assure an appropriate allocation of direct and corporate costs to New BMG.


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     As part of this restructuring and completion of its acquisition of the
Old BMG operations, NSP is also seeking the approval of the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended. SEC approval is contingent upon approval of the restructuring of BMG's operations into New BMG by this Commission.

     Appendix 1 provides the proposed accounting entries for the transfer of the Old BMG assets and liabilities of NSP to New BMG. The transaction will occur at "book value," and NSP will experience no gain or loss associated with the transfer. The pooling of interests approved in Docket No. PU-400-98-118 is not affected.

V.   IMPACT ON NSP AND ITS CUSTOMERS

     The transactions will not change the operations of NSP-ND or the provision of electric or natural gas service to North Dakota customers. The transfers will have no material immediate or direct impact on the rates and other tariffs of NSP-ND on file with and approved by the Commission, and will provide for better financial management of the Arizona gas operations, and thus less complex financial management (and thus jurisdictional accounting) for the North Dakota and Minnesota jurisdiction gas operations. The transfer would thus serve the public interest and should be approved.

VI.  REQUESTED COMMISSION ACTION

     Based on all of the information provided in this Petition, NSP-ND respectfully requests the Commission find the proposed transfer is consistent with the public interest and should be approved. The Parties desire to close the transfer and related transactions at the earliest possible date.
Approval by mid-April 1999 would facilitate timely completion of the transaction.


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VII. SERVICE LIST

     NSP-ND respectfully requests the following representatives be placed on the Commission's official service list in this proceeding:

     Kent L. Larson                     James P. Johnson
     NSP-ND Chief Executive             Senior Attorney
       and General Manager              Law Department
     Northern States Power Company      Northern States Power Company
     2302 Great Northern Drive          414 Nicollet Mall - 5th Floor
     Fargo, ND 58102                    Minneapolis, MN 55401

     Samuel L. Hanson                   Dennis C. Fulton
     Michael C. Krikava                 Director, Gas Finance and Rates
     Briggs and Morgan                  Northern States Power Company
     2400 IDS Center                    825 Rice Street
     80 South Eighth Street             St. Paul, MN 55117
     Minneapolis, MN 55402

VIII.  CONCLUSION

     NSP-ND appreciates the Commission's prompt consideration of this matter. If any additional information is required, please contact Mr. Dave Sederquist at 701-241-8632.

Dated: January 19, 1999.           Respectfully submitted,

                                   BRIGGS AND MORGAN


                                   By  /s/
                                      ----------------------------------------
                                        Samuel L. Hanson
                                        Michael C. Krikava
                                   2400 IDS Center
                                   80 South Eighth Street
                                   Minneapolis, MN 55402
                                   (612) 334-8445

                                   and

                                   James P. Johnson
                                   Senior Attorney


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                                   Northern States Power Company
                                   414 Nicollet Mall
                                   Minneapolis, MN  55401
                                   (612) 330-5889

                                    ATTORNEYS FOR NORTHERN STATES POWER COMPANY

                                    /s/
                                    -------------------------------------------
                                    Kent T. Larson
                                    NSP-ND Chief Executive and General Manager
                                    Northern States Power Company
                                    2302 Great Northern Drive
                                    Fargo, ND 58102
                                    (701) 241-8607


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